Exhibit (d)(8)(h)
AMENDMENT NO. 6 TO THE FUND MANAGEMENT AGREEMENT
PACIFIC LIFE FUNDS
          THIS AMENDMENT made as of this 1st day of January, 2011 by and among Pacific Life Fund Advisors LLC (“Adviser”), a Delaware limited liability company, Massachusetts Financial Services Company, a Delaware corporation doing business as MFS Investment Management (“MFS” or “Fund Manager”), and Pacific Life Funds, a Delaware Statutory Trust (the “Trust”).
WITNESSETH:
          WHEREAS, Adviser, Fund Manager and the Trust are parties to that certain Fund Management Agreement dated September 26, 2001, as amended on October 1, 2001, April 1, 2002, December 4, 2003, November 7, 2005, May 1, 2006 and May 1, 2007 the (the “Agreement”) pursuant to which Fund Manager furnishes fund management services for the series of the Trust listed in the Agreement;
          WHEREAS, the parties mutually desire to amend the Agreement as set forth herein;
          NOW, THEREFORE, in consideration of the premises, the promises, and the mutual covenants contained in the Agreement and the good and fair consideration paid in connection with that Agreement, the parties mutually agree that the Agreement is hereby amended as follows:
1.	The Fee Schedule of the Agreement is hereby deleted and the replacement Fee Schedule attached hereto and made a part hereof, is hereby substituted in lieu thereof and made effective January 1, 2011.

2.	Except as herein above modified, all other terms and provisions of the Agreement shall be and remain in full force and effect.
IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year provided above for the Amendment.

PACIFIC LIFE FUND ADVISORS LLC

By:	/s/ Howard T. Hirakawa	By:	/s/ Jane M. Guon
Name: Howard T. Hirakawa		Name: Jane M. Guon
Title: VP, Fund Advisor Operations		Title: Secretary

Pacific Life Funds Amendment No. 6 to the Fund Management Agreement with MFS

MFS INVESTMENT MANAGEMENT

By:	/s/ Robert J. Manning
Name: Robert J. Manning
Title: Chief Executive Officer

PACIFIC LIFE FUNDS

By:	/s/ Howard T. Hirakawa	By:	/s/ Jane M. Guon
Name: Howard T. Hirakawa		Name: Jane M. Guon
Title: Vice President		Title: Secretary

Pacific Life Funds Amendment No. 6 to the Fund Management Agreement with MFS
PACIFIC LIFE FUNDS
FEE SCHEDULE
MFS INVESTMENT MANAGEMENT
Effective: January 1, 2011
Fund: PL International Large-Cap
The Adviser will pay to the Fund Manager a monthly fee based on an annual percentage of the average daily net assets of the PL International Large-Cap Fund according to the following calculations:
(a)	0.425% on the first $750 million of the Combined Assets as defined below,
0.375% on the next $750 million of the Combined Assets, plus
0.325% if the next $1.5 billon of the Combined Assets, plus
0.300% on Combined Assets above $3 billion;
multiplied by
(b)	The ratio of the PL International Large-Cap Fund’s average daily net assets over the Combined Assets.
For purposes of the above calculation, “Combined Assets” means the sum of the average daily net assets of the International Large-Cap Portfolio of Pacific Select Fund and the average daily net assets of the PL International Large-Cap Fund of Pacific Life Funds.
Fees for services shall be prorated for any portion of a year in which the Agreement is not effective.